Exhibit 99.3
March 15, 2004, Investor Frequently Asked Questions and Answers

From time to time, Investor Relations will provide FAQs on various topics of interest to investors.

Q	What information did Schering-Plough file today?

A

On Monday March 15, 2004, Schering-Plough filed an 8-K containing the press releases issued on March 8 and March 10, 2004, following the presentation of clinical data on ezetimibe (ZETIA) and ezetimibe with simvastatin at the 53rd Annual Scientific Meeting of the American College of Cardiology. The releases generated investor interest and therefore the company wanted to assure that investors could access these releases through the company's SEC filings.

Q	Has a trade name been established for the ezetimibe/simvastatin tablet in the U.S.?

A	Merck/Schering-Plough Pharmaceuticals has established the U.S. trade name VYTORIN for ezetimibe/simvastatin tablet pending approval from the FDA.
Q	What is the status of the U.S. NDA filing for VYTORIN?

A

Merck/Schering-Plough Pharmaceuticals submitted to the U.S. FDA a New Drug Application (NDA) for ezetimibe/simvastatin tablet (to be marketed as VYTORIN in the U.S.) on September 24, 2003. The NDA was accepted for standard review. The company currently anticipates a U.S. launch in the second half of 2004. Under the Prescription Drug User Fee Amendment (PDUFA) of 2003 Reauthorization Performance Goals and Procedures, standard review provides for the FDA to review and act on 90 percent of standard original NDA and Biologics Licensing Application (BLA) submissions within 10 months of receipt.

Q	How is the company accounting for ZETIA?

A

Prior to 2003, the cholesterol joint venture with Merck was in the research and development (R&D) phase and the company's share of R&D expense was reported in "Research and development" in the Statements of Consolidated Operations. The venture has now moved beyond the R&D phase. To reflect the venture's first full year of commercial operations, Schering-Plough adopted the equity method of accounting effective as of the beginning of 2003. Under that method, the company records its share of operating profits of the venture, less its share of R&D costs in "Equity income from cholesterol joint venture" in the Statements of Consolidated Operations.

It should be noted that Schering-Plough incurs substantial costs, such as selling costs, that are not reflected in the Equity income from the cholesterol joint venture line and are borne entirely by the company. Schering-Plough's sales force costs associated with ZETIA are reported in the SG&A line.

Disclosure Notice

These Frequently Asked Questions may contain "forward-looking statements" which relate to expectations or forecasts of future events. They use words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "project," "intend," "plan," "potential," "will," and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts.

In particular, forward-looking statements include statements relating to future actions, earnings, sales efforts, regulatory matters, growth strategy and financial results.

Any or all of our forward-looking statements here or in other publications may turn out to be wrong. Our actual results may vary materially, and there are no guarantees about the performance of Schering-Plough stock. Schering-Plough does not assume the obligation to update any forward-looking statement.

For further details and a discussion of these and other risks and uncertainties, see Schering-Plough's Securities and Exchange Commission (SEC) filings, including Schering-Plough's 2003 Form 10-K and future SEC filings.